    As filed with the Securities and Exchange Commission on December 23, 1998
                           Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                         FIRST CAPITAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

        South Carolina                      6021                57-1070990
-------------------------------  ---------------------------  ---------------
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                         207 Highway 15/401 Bypass East
                       Bennettsville, South Carolina 29512
                                 (843) 454-9337

   (Address and Telephone Number of Principal Executive Offices and Intended
                          Principal Place of Business)

                          ----------------------------
                              James Aubrey Crosland
                             Chief Executive Officer
                         207 Highway 15/401 Bypass East
                       Bennettsville, South Carolina 29512
                                 (843) 454-9337

           (Name, Address, and Telephone Number of Agent For Service)

                          ----------------------------

      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

         Neil E. Grayson, Esq.                          A. George Igler, Esq.
      C. Russell Pickering, Esq.                       Igler & Dougherty, P.A.
Nelson Mullins Riley & Scarborough, L.L.P.              1501 Park Avenue East
 999 Peachtree Street, N.E., Suite 1400               Tallahassee, Florida 32301
         Atlanta, Georgia 30309                            (850) 878-2411
             (404) 817-6000                             (850) 878-1230 (Fax)
          (404) 817-6225 (Fax)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                        --------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

=======================================================================================================
                                                      PROPOSED
                                                       MAXIMUM        PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF        AMOUNT TO BE    OFFERING PRICE    OFFERING AGGREGATE    REGISTRATION
  SECURITIES TO BE REGISTERED       REGISTERED        PER SHARE           PRICE(1)             FEE
-------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value....      720,000          $10.00            $7,200,000           $2,002
=======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
                         ------------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED DECEMBER ____, 1998

                         FIRST CAPITAL BANCSHARES, INC.



                           (INSERT COMPANY LOGO HERE)


                         720,000 Shares of Common Stock

                         -------------------------------

         This is an initial public offering of shares of common stock of First Capital Bancshares, Inc. First Capital is offering a minimum of 500,000 shares and a maximum of 720,000 shares at a price of $10.00 per share. The minimum purchase amount will be 100 shares. There is currently no public market in the shares of common stock. The market price of the shares after this offering may be higher or lower than the initial public offering price.

         The underwriter for the offering is required to use only its best efforts to sell the securities offered; however, the underwriter must sell a minimum of 500,000 shares if it sells any. The offering is scheduled to end on March 31, 1999, but the company may extend the offering until September 30, 1999, at the latest. All money received will be held in escrow until the minimum number of shares has been sold and First Capital has received preliminary regulatory approval for the bank it proposes to create. If these criteria are not met prior to the end of the offering period, all funds will be returned.

         Purchases of the shares of common stock are not deposits into an account of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other agency.

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. PLEASE REVIEW THE RISK FACTORS BEGINNING ON PAGE 6.


                                                          Per Share           Minimum Total         Maximum Total
                                                          ---------         ----------------       ----------------
                                                                            (500,000 Shares)       (720,000 Shares)
                                                                            ----------------       ----------------

Public Offering Price................................       $10.00             $5,000,000             $7,200,000

Sales Agency Commissions (1).........................         0.70                315,160                469,160

Proceeds to First Capital (1)........................         9.30              4,684,840              6,730,840

(1) First Capital must pay a 2.5% commission on shares sold to the organizers in the offering (anticipated to be 55,200 shares), 6.5% commission on up to 200,000 shares sold to investors identified by the organizers, and a 7.0% commission on shares sold to the public.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             (BANC STOCK LOGO HERE)



                           Prospectus dated _________

                         FIRST CAPITAL BANCSHARES, INC.


[A map of South Carolina, highlighting the Bennettsville area, and a picture of the organizers is included here.]

                                TABLE OF CONTENTS



                                                                                                                  Page
                                                                                                                  ----
Summary ............................................................................................................3
Risk Factors........................................................................................................6
The Offering.......................................................................................................10
Use of Proceeds ...................................................................................................13
Capitalization.....................................................................................................15
Dividend Policy ...................................................................................................16
Plan of Operation..................................................................................................16
Proposed Business..................................................................................................17
Supervision and Regulation.........................................................................................20
Management.........................................................................................................27
Description of Capital Stock of First Capital......................................................................31
Legal Matters......................................................................................................33
Experts............................................................................................................33
Additional Information ............................................................................................33
Index to Financial Statements ....................................................................................F-1

                           --------------------------

First Capital's principal executive offices are located at 207 Highway 15/401 Bypass East, Bennettsville, South Carolina 29512, and the telephone number is
(843) 454-9337.

As used in this Prospectus,

(1) "First Capital" or the "Company" means First Capital Bancshares, Inc..

(2) The "Bank" means First Capital Bank, which will be owned by First Capital.

This prospectus contains certain "forward-looking statements" concerning First Capital and the Bank and their operations, performance, and financial conditions, including future economic performance, plans and objectives, and the likelihood of success in developing their business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond the control of First Capital or the Bank. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in "Risk Factors."

                                     SUMMARY

         This summary highlights information contained in this prospectus. It is not complete and may not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements, before making an investment.

         First Capital Bancshares is a South Carolina company formed in June 1998 by a group of eight Marlboro County business leaders who are organizing a new, or de novo, community bank to be located in Marlboro County, South Carolina. These organizers believe there is a demand for a new community bank in Marlboro County that will be locally owned and controlled, especially since most of the banks currently operating in Marlboro County are branches of large regional banks. First Capital Bancshares will serve as the holding company for this de novo federal savings bank, which will be called "First Capital Bank."

         The organizers, each of whom will serve as a director of the holding company and the bank, are:

   Shoukath Ansari                             Lee Howell
   Wylie Cartrette                             Paul Rush
   J. Aubrey Crosland                          Lee C. Shortt
   Glenn Dowdy                                 Dale Hutchins

         Lee C. Shortt is the Chairman and James Aubrey Crosland is the Chief Executive Officer of First Capital Bancshares. Mr. Shortt will be the Chairman and Mr. Crosland will be the President and Chief Executive Officer of First Capital Bank. Mr. Crosland was born and raised in Marlboro County and has over 20 years of banking experience, most of it obtained with community and regional banks serving Marlboro County and other South Carolina markets.

         In order to open the Bank, we must obtain approval from the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). We have submitted applications to both of these agencies and we anticipate receiving conditional approvals in the first quarter of 1999. We anticipate that one of the conditions to these approvals will be that First Capital must capitalize the Bank with at least $4,500,000. Most of the proceeds of this stock offering will be used to capitalize the Bank, with the remainder to be used as the Company's working capital. We anticipate that the Bank will open in the first quarter of 1999.

         The Bank will engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of individuals and small- to medium-sized businesses. As a federal thrift, however, we will have the flexibility to offer other services and products. Initially, we intend to limit our activities to traditional banking products, although we may consider offering products such as property and casualty insurance.

         Our initial office will be in Bennettsville, South Carolina, which is located approximately eight miles from the North Carolina state line. As a federal thrift, the Bank will have the ability, with OTS approval, to open a branch across the state line in North Carolina. We plan to open a branch in McColl, South Carolina, after we establish our main office in Bennettsville, and we will also consider opening a branch in the neighboring town of Laurinburg, North Carolina.

         The Company's principal executive offices are currently located at 207 Highway 15/401 Bypass East, Bennettsville, South Carolina 29512 and the telephone number is (843) 454-9337.

         Prior to this offering, the organizers purchased 30,000 shares of common stock, at $10.00 per share, to provide the initial capitalization for the Company. The organizers (and their immediate families) intend to purchase at least 55,200 additional shares of common stock in this offering, for a total investment of 85,200 shares and $852,000. As a result, the organizers will own approximately 16.1% of the outstanding common stock, based on the minimum number of shares to be outstanding after the offering (530,000), and 11.4% of the outstanding common stock, based on the maximum number of shares (750,000). Although they have not promised to do so, the organizers or affiliates of the sales agent may purchase additional shares in the offering, including up to 100% of the minimum offering (subject to obtaining regulatory approval) if necessary to complete the offering. All shares purchased by affiliates of First Capital or the sales agent will be for investment and not with a view to resell the shares. Because purchases by these individuals may be substantial, investors should not assume that the sale of a specified minimum offering amount indicates the merits of this offering or that an organizer's or other affiliate's investment decision is shared by public investors. See "Risk Factors - Control of First Capital; Purchases by Organizers," "The Offering," and "Management."

                                  THE OFFERING


Common stock offered................      Minimum:     500,000 shares
                                          Maximum:     720,000 shares

Common stock outstanding
     prior to this offering.........                    30,000 shares

Common stock to be outstanding
     after the offering ............      Minimum:     530,000 shares
                                          Maximum:     750,000 shares

Offering price per share............      $10.00

Use of proceeds.....................      First Capital will use the first $4.5
                                          million of the net proceeds of the
                                          offering, and 25% of the net proceeds
                                          in excess of this amount, to
                                          capitalize First Capital Bank, and
                                          will use the remaining net proceeds
                                          to pay organizational expenses and
                                          expenses of this offering and to
                                          provide working capital.

                                          First Capital Bank intends to use the
                                          $4.5 million it receives from the
                                          sale of its stock to First Capital
                                          for organizational and pre-opening
                                          expenses of the Bank; for renovation
                                          and furnishing of the Bank's offices;
                                          and for working capital needs
                                          (including paying the salaries of
                                          officers and employees and making
                                          loans and investments). See "Use of
                                          Proceeds."

Terms of the offering...............      The offering is scheduled to expire
                                          on March 31, 1999, but we reserve the
                                          right to continue the offering up to
                                          September 30, 1999. All subscription
                                          proceeds received in the offering
                                          will initially be placed in an escrow
                                          account handled by an independent
                                          escrow agent, The Bankers Bank in
                                          Atlanta, Georgia. The escrow agent
                                          will not release these funds to First
                                          Capital, and no shares will be issued
                                          in the offering, unless on or before
                                          the expiration date of the offering
                                          all of the following conditions have
                                          been met:

                                          -  The Company has accepted
                                             subscriptions and payment in full
                                             for a minimum of 500,000 shares
                                             (which will result in minimum gross
                                             offering proceeds of $5 million);

                                          - The Company has obtained
                                            preliminary approval from the OTS to
                                            acquire the stock of the Bank;

                                          - The Bank has received preliminary
                                            approval of its application for a
                                            charter from the OTS; and

                                          - The Bank has received preliminary
                                            approval of its application for
                                            deposit insurance from the FDIC.


Plan of distribution................      First Capital has engaged Banc Stock
                                          Financial Services Inc., a subsidiary
                                          of The Banc Stock Group, Inc., as its
                                          sales agent to use its best efforts
                                          to sell shares in the offering. The
                                          Company will pay the sales agent fees
                                          and commissions of approximately
                                          $315,000 on the minimum of 500,000
                                          shares and $470,000 on the maximum of
                                          720,000 shares. We have agreed to pay
                                          the sales agent a 2.5% commission on
                                          sales sold in the offering to the
                                          organizers, 6.5% commission on shares
                                          sold to investors which we have
                                          identified (up to 200,000 shares) and
                                          a 7.0% commission on shares sold to
                                          the public and to reimburse the sales
                                          agent for certain fees and expenses.
                                          Additionally, we have agreed to
                                          reimburse the sales agent for its
                                          costs and expenses up to an
                                          additional $60,000, and to indemnify
                                          the sales agent against civil
                                          liabilities, including liabilities
                                          under the Securities Act of 1933. See
                                          "The Offering - Plan of
                                          Distribution."

                                  RISK FACTORS

         PURCHASES OF THE SHARES OF COMMON STOCK ARE NOT DEPOSITS INTO ACCOUNTS OF THE BANK AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

         Investment in the common stock involves certain risks. Some of the risks are lack of operating history; dependence on key employees; significant influence of First Capital by its organizers; and absence of an existing market for the common stock. See "Risk Factors" for a full discussion of significant risks.

                                  RISK FACTORS

         Investing in the shares of common stock involves certain risks. Investments should be made only after careful consideration of the following risk factors. You should purchase common stock only if you can afford such risks. PURCHASES OF THE SHARES OF COMMON STOCK OF FIRST CAPITAL ARE NOT DEPOSITS IN AN ACCOUNT OF THE BANK AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

NO ASSURANCE OF REGULATORY APPROVALS FOR THE BANK

         Before we can open the Bank, the OTS must approve the Bank's charter application and the Company's application to own the Bank, and the FDIC must approve the Bank's application for deposit insurance. While we expect to receive these approvals by December 31, 1998, there is a risk these approvals may not be granted.

         Because we cannot open without these approvals, to reduce the risks to investors in this offering the Company is placing the proceeds from this offering in an escrow account. The independent escrow agent will not release the proceeds of the offering from escrow until all of the following conditions are met:

              - The Company has accepted subscriptions and payment in full for a minimum of 500,000 shares.

              - The Company has obtained preliminary approval from the OTS to acquire the stock of the Bank.

              - The Bank has received preliminary approval of its application for a charter from the OTS.

              - The Bank has received preliminary approval of its application for deposit insurance from the FDIC.

If the Company terminates the offering prior to satisfaction of these conditions, all subscription funds will be returned to subscribers. See "The Offering - Conditions to the Offering and Release of Funds."

NEW ENTERPRISE

         First Capital and the Bank have been recently organized, and neither has any operating history. Prospective purchasers of the shares have limited information on which to base an investment decision. As a unitary thrift holding company, First Capital's profitability will primarily be dependent on whether the Bank is profitable. The operations of new businesses are always risky. We expect that the Bank will incur large initial expenses and may not be profitable for several years after starting business, if ever. Due to the operating losses First Capital expects to incur during the initial years of the Bank's operations, the value of the shares of common stock may decrease.

DEPENDENCE ON KEY EMPLOYEES

         Our success will depend heavily on two individuals to lead management and conduct business. James Aubrey Crosland will be the President and Chief Executive Officer and John M. Digby will be the Chief Financial Officer. If either of these officers becomes unable or unwilling to continue in their present positions, our operations could be materially adversely affected. The Company has entered into employment agreements with each of Mr. Crosland and Mr. Digby and has obtained a key man life insurance policy covering Mr. Crosland in the amount of $1 million.

CONTROL OF FIRST CAPITAL AND THE BANK; PURCHASES BY ORGANIZERS

         The eight organizers will serve as the initial directors of First Capital and the Bank. We anticipate that the organizers and members of their immediate families will own at least 85,200 shares after the offering, equal to 16.1% of the outstanding shares based on the minimum offering, and 11.4% of the outstanding shares based on the maximum offering. As a result of the anticipated stock ownership by the organizers, together with their positions as directors of First Capital and the Bank, the organizers as a group will have substantial influence over First Capital and the Bank following the offering.

OFFERING PRICE ARBITRARILY DETERMINED

         We set the initial public offering price of $10.00 per share without reference to traditional criteria for determining stock value, since criteria such as book value or earnings are not available to a company with no operations. The public offering price may bear no relationship to the market price of the common stock after this offering. The price per share is approximately the initial book value per share, before payment of organizational expenses.

ABSENCE OF TRADING MARKET

         There is currently no market for the common stock. Upon completion of the offering, we anticipate (based on discussion with our sales agent) that we will be able to secure at least two broker-dealers to match buy and sell orders for our common stock on the Over-the-Counter Bulletin Board and bid and ask quotations will also be displayed on the Electronic Pink Sheet System. However, a public market having depth and liquidity depends on the presence in the marketplace of a sufficient number of buyers and sellers at any given time. There can be no assurance that a liquid market for the common stock will develop. If an active trading market does develop, there can be no assurance that such a trading market will continue. Additionally, since the prices of securities generally fluctuate, there can be no assurance that purchasers in this offering will be able to sell the common stock at or above the subscription price. See "Market for Common Stock."

FLUCTUATION IN EARNINGS AND VOLATILITY OF STOCK PRICES

         The market price of the common stock will be affected by quarterly and yearly operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the Bank, trends in the banking industry, economic conditions in our market area, and other factors which are beyond our control. If operating results are below expectations, the market price of our common stock would likely be materially adversely affected. See "Plan of Operation."

COMPETITION

         The banking business is highly competitive. Our competition will come from other banks, thrifts, credit unions, mortgage lenders, consumer finance and insurance companies, brokerage firms, mutual funds and other financial institutions operating in the Marlboro County area and elsewhere. Some of these competitors are well established in the Marlboro County area. Most of them have greater resources and lending limits and a lower cost of funds than the Bank. Some may offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are non-depository institutions are generally not subject to the extensive regulations applicable to financial institutions. Recent federal legislation permits commercial banks to establish operations nationwide. This will increase competition from out-of-state financial institutions. There can be no assurances that we will be able to compete successfully. See "Proposed Business - Competition" and "Supervision and Regulation."

SUPERVISION AND REGULATION

         The banking industry is heavily regulated. Our success depends not only on competitive factors, but also on state and federal regulations affecting banks, thrifts, and their holding companies. These regulations are designed to protect depositors, not shareholders. Changes in the regulation of the financial institutions industry continue to occur and the ultimate effect of these regulatory changes cannot be predicted. In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions. This has resulted in increased operating expenses. In 1998, Congress considered legislation that would eliminate the charter for federal savings banks and savings associations. Although this legislation was not enacted, we anticipate that similar legislation will be proposed again in 1999. If such legislation is enacted, the Bank would likely be required to convert its federal savings bank charter to either a national bank charter or a state depository institution charter. Additional statutes affecting financial institutions are proposed from time to time and may be enacted. Regulations may be modified at any time. There is no assurance that such modifications will not have an adverse effect on our business. See "Supervision and Regulation."

ECONOMIC CONDITIONS

         Our success will depend, to a certain extent, upon the economic and political conditions and governmental policies, both local and national. Inflation, recession, unemployment, high interest rates, short money supply, and other factors beyond our control are conditions that may adversely affect our deposit levels and loan demand, as well as our earnings. For these reasons, there can be no assurance that favorable economic development will occur or that expectations of corresponding growth will be achieved. See "Proposed Business."

DIVIDEND POLICY

         We do not expect to pay cash dividends to our shareholders in the foreseeable future. First Capital and the Bank are both start-up companies and will likely incur initial losses. We intend to retain any earnings for the period of time management believes necessary to ensure the success of their operations. First Capital will be primarily dependent upon the Bank for its earnings and funds to pay dividends on the common stock. Our ability to pay dividends is also subject to legal and regulatory restrictions. Prior to the payment of dividends, the Board of Directors will consider the Bank's earnings, capital requirements, financial condition, and other relevant factors. See "Dividend Policy," "Proposed Business," and "Supervision and Regulation."

CREDIT RISK; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES.

         There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. The Company will maintain an allowance for loan losses based on, among other things, an evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality, and, eventually, historical experience. Management's judgment about the adequacy of the allowance will be based upon a number of assumptions about future events which may not prove to be accurate, particularly given the Company's lack of operating history and expected rapid growth. Thus, there is a risk that charge-offs in any particular period could exceed the allowance for loan losses that management has established. Additions to the allowance for loan losses would result in a decrease of the Company's net income and, possibly, its capital.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES.

         The Company's profitability will be primarily dependent on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The Company, like most financial institution holding companies, will be affected by changes in general interest rate levels and other economic factors beyond the Company's control. Although the Company will structure its asset and liability management strategies to mitigate the impact of changes in interest rates, there will be a risk that these strategies will not be successful.

LENDING LIMIT

         We are limited in the amount we can loan a single borrower (including the borrower's related interests) by the amount of the Bank's capital. These limits will increase and decrease as the Bank's capital increases and decreases. If we are unable to sell participations in our loan portfolio to other financial institutions, the Bank may not be able to meet all of the lending needs of some of its loan customers.

POTENTIAL DILUTION

         After the offering, the Board of Directors intends to adopt a stock option plan covering our officers, directors, and employees. Before implementing such a plan, we would obtain shareholder approval for the plan. While the terms of a stock option plan have not been finalized, we anticipate that the plan would initially authorize a number of shares equal to 15% of the shares to be outstanding after this offering. The plan would include the options we are obligated to issue to Mr. Crosland under the terms of his employment agreement. The plan would also provide that no options may be granted with an exercise price of less than 100% of the common stock's fair market value on the date of grant. Exercise of these options could dilute the shareholders' interest in the earnings and book value of the Company. In addition, the Board of Directors has the authority to issue additional stock options or shares of common stock or preferred stock in the future without preference to existing shareholders.

ANTITAKEOVER EFFECTS

First Capital has certain takeover defenses in place. These defenses include:

              - provisions relating to meetings of shareholders;

              - the ability of the Board of Directors to issue additional shares of authorized common stock and preferred stock without shareholder approval;

              - a staggered board of directors; and

              - a bylaw provision that individuals affiliated with First
                Capital's business competitors may not qualify to serve on the Company's Board of Directors.

These measures may impede a change in control which is not supported by our Board of Directors, even if the change in control would be beneficial to shareholders. See "Description of Capital Stock - Certain Antitakeover Effects."

BROAD DISCRETION IN USE OF PROCEEDS

         The first $4.5 million of net proceeds of this offering, and 25% of the excess of this amount will be utilized to capitalize the Bank. The remainder will be used for general corporate purposes and to support future growth. Accordingly, we will have broad discretion as to the application of such proceeds. An investor will not have the opportunity to evaluate the economic, financial, and other relevant information which will be utilized by us in determining the application of such proceeds. See "Use of Proceeds."

RISKS ASSOCIATED WITH THE YEAR 2000

         Like many financial institutions, we will rely upon computers for the daily conduct of our business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. We will be generally relying on software and hardware developed by independent third parties for our information systems. We have entered into an agreement with Fiserv Solutions, Inc. ("Fiserv") to provide our hardware and software, and to perform all overnight processing and reconciliation of our daily transaction data. We believe that the Fiserv system does not have any material Year 2000 issues, and our agreement with Fiserv includes a warranty that their system is Year 2000 compliant in all respects. We will require all other vendors to also provide similar warranties regarding the Year 2000 compliance of their hardware and software systems. We believe that the information systems and software we have agreed to acquire, and the network connections we will maintain, will be programmed to comply with Year 2000 requirements. However, there is a risk that they will not comply as they have been developed by others. Based on information currently available, we believe that our direct expenses being incurred in connection with the Year 2000 issue will not be significant.

         The business of many of our intended customers may also be negatively affected by the Year 2000 issue. Any financial difficulties incurred by our customers in solving Year 2000 issues could negatively affect that customer's ability to repay loans that we may have extended. In addition, the failure of our customers to adequately comply with Year 2000 requirements, and the costs involved in correcting such a failure, could have a material adverse effect on our business, financial condition, and results of operations.

                                  THE OFFERING

GENERAL

         The Company is offering for sale a minimum of 500,000 shares and a maximum of 720,000 shares of its common stock at a price of $10.00 per share to raise gross proceeds of between $5,000,000 and $7,200,000. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares and the maximum purchase is 5% of the offering unless the Company, in its sole discretion, accepts a subscription for a lesser or greater number of shares.

         Prior to this offering, the organizers purchased 30,000 shares of common stock, at $10.00 per share, to provide the Company's initial capitalization. The organizers (and their immediate families) intend to purchase at least 55,200 additional shares of common stock in this offering, for a total investment of 85,200 shares and $852,000. As a result, the organizers will own approximately 16.1% of the outstanding common stock based on the minimum number of shares to be outstanding after the offering (530,000), and 11.4% of the outstanding common stock based on the maximum number of shares (750,000). Although they have not promised to do so, the organizers and affiliates of the sales agent may purchase additional shares in the offering, including up to 100% of the minimum offering (subject to obtaining regulatory approval) if necessary to complete the offering. All shares purchased by these individuals will be for investment and not with a view to resell the shares. Because purchases by these individuals may be substantial, investors in this offering should not assume that the sale of a specified minimum offering amount indicates the merits of this offering or that an organizer's investment decision is shared by public investors. See "Risk Factors - Control of First Capital; Purchases by Organizers" and "Management."

         Subscriptions to purchase shares will be received until midnight, Eastern Standard time, on March 31, 1999, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See "Conditions to the Offering and Release of Funds." The Company reserves the right to terminate the offering at any time, or to extend the expiration date for additional periods not to extend beyond September 30, 1999. No written notice of an extension of the offering period need be given prior to any extension and any such extension will not alter the binding nature of subscriptions already accepted by the Company. Once the Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), it will file quarterly reports on Form 10-Q and will make such documents available to subscribers who request a copy. In addition, the Company intends to provide quarterly communications to all subscribers which will include information concerning any extensions of the offering. Extension of the expiration date might cause an increase in the Company's organizational and pre-opening expenses and in the expenses incurred with this offering. The Company will use Banc Stock Financial Services, Inc. as its sales agent to sell the shares. See "Plan of Distribution."

         Following acceptance by the Company, subscriptions will be binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership. If the Company rejects any subscription, or accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is rejected or canceled. Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the offering conditions are satisfied and escrowed funds are delivered to the Company.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

         The offering is scheduled to expire on March 31, 1999, but the Company is reserving the right to continue the offering up to September 30, 1999. Initially, First Capital will place all subscription proceeds it receives in the offering in an escrow account handled by an independent escrow agent. The escrow agent will not release these funds to First Capital, and no shares will be issued in the offering, unless on or before the expiration date of the offering all of the following conditions have been met:

              - The Company has accepted subscriptions and payment in full for a minimum of 500,000 shares (which will result in gross offering proceeds in excess of $5.0 million).

              - The Company has obtained preliminary approval from the OTS to acquire the stock of the Bank.

              - The Bank has received preliminary approval of its application for a charter from the OTS.

              - The Bank has received preliminary approval of its application for deposit insurance from the FDIC.


         If the Company terminates the offering prior to satisfaction of these conditions, then:

              - Accepted subscription agreements will be of no further force or effect and subscribers in the offering will not be shareholders of First Capital.

              - The funds held in the escrow account will not be subject to the claims of any creditor of First Capital or available to defray the expenses of this offering.

              - The full amount of all subscription funds will be returned promptly to subscribers plus any interest earned thereon.

         The escrow agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or such other investments as the escrow agent and the Company shall agree. The organizers do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

         If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the OTS or the Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders; provided that, in this event, no distributions would be made to the organizers until shareholders other than the organizers have received an amount equal to their initial investment in the Company.

PLAN OF DISTRIBUTION

         The Company has entered into an Sales Agency Agreement with Banc Stock Financial Services, Inc., a subsidiary of The Banc Stock Group, Inc., pursuant to which the sales agent has agreed, subject to the terms of the Sales Agency Agreement, to offer and sell to the public as the Company's agent a minimum of 500,000 shares of common stock on a "best efforts, all or none" basis, and an additional 220,000 shares of common stock on a "best efforts" basis at $10.00 per share. The sales agent is required to use its best efforts through the expiration date to sell the shares. The sales agent will receive a 2.5% commission on shares sold in the offering to the organizers, a 6.5% commission on shares sold in the offering to certain investors identified by the organizers (up to 200,000 shares), and 7.0% on other shares sold in the offering. The sales agent did not receive any commission on the 30,000 shares purchased by the organizers prior to the offering. First Capital will also pay the sales agent's expenses in the offering, up to a maximum of $35,000, and legal fees of up to $25,000. The sales agent may select other dealers who are members of the National Association of Securities Dealers, Inc. to also sell shares.

         The sales agent has the right to terminate the Sales Agency Agreement under certain circumstances (for example, if conditions exist in the over-the-counter market which cause the sales agent to believe that no favorable public market exists for the sale of the shares). In such event, offers and sales may be made on behalf of the Company by certain of its officers and directors, or the Company may engage one or more other broker/dealers to make sales on its behalf. The Company does not currently have any other arrangements in place. As described above, until the minimum number of shares has been sold, all funds received by the sales agent or the Company in connection with the sale of shares will be promptly transmitted to the escrow agent.

         The Sales Agency Agreement provides for reciprocal indemnification between the Company and the sales agent against certain liabilities in connection with this offering, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the Sales Agency Agreement, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable. The Company has also agreed to provide the sales agent with a right of first refusal to serve as a managing underwriter on any financing or to act as an adviser on any merger or similar transaction occurring within one year of this offering, in each case for compensation that is reasonable and customary within the industry.

HOW TO SUBSCRIBE

         Each prospective investor who desires to purchase shares of common stock should:

         1. Complete, date, and execute the subscription agreement which has been delivered with this Prospectus;

         2. Make a check, bank draft, or money order payable to The Banker's Bank, Escrow Account for First Capital Bancshares, Inc., in the amount of $10.00 times the number of shares subscribed for; and

         3. Deliver the completed subscription agreement and check to the sales agent at the following address:

                           Banc Stock Financial Services, Inc.
                           1105 Schrock Road
                           Suite 437
                           Columbus, OH  43229
                           Attention:  Mr. Edward E. Schmidt,
                                       Executive Vice President

              or to the Escrow Agent at the following address:

                           The Bankers Bank
                           2410 Paces Ferry Road
                           600 Paces Summit
                           Atlanta, GA 30339-4098
                           Attention:  Mr. William R. Burkett,
                                       Senior Vice President

         If you have any questions about the offering or how to subscribe, please call Mr. Crosland at (843) 454-9337 or Mr. Schmidt at Banc Stock Financial Services, Inc. at (800) 733-2265. Subscribers should retain a copy of the completed subscription agreement for their records. The subscription price is due and payable when the subscription agreement is delivered.

                            MARKET FOR COMMON STOCK

         Prior to the date of the Prospectus, there has been no public market for the shares. Following the offering, the common stock will be quoted on the OTC Bulletin Board under the trading symbol ["____."] The sales agent has also advised the Company that upon completion of the offering it intends to act as a "market maker" in the common stock. Nevertheless, the Company does not anticipate that an active market will develop for the shares in the near term following the offering. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the sales agent, or any market maker. Based upon discussions the Company has had with the sales agent, the Company expects that a secondary market may eventually develop for the shares, although the Company can make no assurances in this regard. In general, if a secondary market develops, the shares will be freely transferable and assignable by the holder thereof (except shares held by affiliates), and nonaffiliate shareholders may sell any number of shares in such secondary market. See "Description of the Capital Stock of the Company - Shares Available for Future Sale." In addition, factors such as the degree to which the secondary market is active will determine the willingness of the market makers, once a secondary market is established, to continue to maintain the secondary market.

         The Company and its officers and directors have agreed with the sales agent not to sell any shares for a period of six months after the date of this Prospectus without the prior written consent of the sales agent. The sales agent anticipates that its affiliates will purchase up to 9.9% of shares at the public offering price for their own accounts.

                                USE OF PROCEEDS

         Although the amounts set forth below provide an indication of the proposed use of funds based on the plans and estimates of the organizers, actual expenses may vary from the estimates. The organizers believe that the minimum proceeds of $5,000,000 from the offering will satisfy the cash requirements of the Company and the Bank for their respective first three years of operations, but there can be no assurance that this will be the case. Because the Company and Bank are new enterprises, the organizers cannot predict with any certainty to what extent the Bank will generate revenues from investments and loan originations. As a result, the Company cannot predict precisely what the actual application of proceeds will be.

         The gross proceeds to the Company from the sale of the minimum of 500,000 shares of common stock is estimated at $5,000,000 and from the maximum of 720,000 shares is estimated at $7,200,000. In addition, prior to the offering, the organizers of the Company purchased 30,000 shares of common stock for an aggregate of $300,000. The Company's organizational and offering expenses estimated at approximately $150,000 are to be paid from the proceeds of the offering and the earlier offering to the organizers. The Bank's organizational and pre-opening expenses are estimated at $300,000. On the basis of the foregoing assumptions, gross proceeds, expenses, and net proceeds at the minimum and maximum offering amount would be as follows:

BY THE COMPANY

         The following table sets forth the anticipated use of proceeds by the Company based on the sale of the minimum number and maximum number of shares in this offering.

                                                                           Minimum               Maximum
                                                                           -------               -------
                                                                         Offering (1)          Offering (2)
                                                                         ------------          ------------
Gross proceeds from offering..................................          $    5,000,000        $    7,200,000
Sales Agent's commission(3)...................................                (315,160)             (469,160)
Organizational and offering expenses..........................                (150,000)             (150,000)
Investment in capital stock of the Bank.......................          $   (4,500,000)       $   (5,175,000) (4)
                                                                        --------------        --------------
Remaining proceeds............................................          $       34,840        $    1,405,840
                                                                        ==============        ==============

(1)    Assumes that 500,000 shares of common stock are sold in this offering.
(2)    Assumes that 720,000 shares of common stock are sold in this offering.
(3) First Capital must pay a 2.5% commission on the 55,200 shares expected to be purchased by the organizers in the offering, 6.5% commission on shares sold to certain investors identified by the organizers (up to 200,000 shares), and a 7.0% commission on all other shares sold in the offering.
(4) If the stock offering net proceeds exceed $4,500,000 (after deduction for the sales agent's commission and organizational and offering expenses), the Company will contribute 25% of the net proceeds in excess of this amount to the Bank. This sum is included here.


BY THE BANK

         The following table depicts the anticipated use of proceeds by the Bank. All proceeds received by the Bank will be in the form of an investment by the Company in the Bank's capital stock.

                                                                   Minimum                     Maximum
                                                                 Offering(1)                 Offering(2)
                                                                 -----------                 -----------
Investment by the Company in the Bank's capital stock...         $ 4,500,000                 $ 5,175,000
Organizational and pre-opening expenses of the Bank.....            (300,000)                   (300,000)
Furniture, Fixtures and Equipment.......................            (344,000)                   (344,000)
Purchase of temporary facilities........................             (74,000)                    (74,000)
Purchase of Bank site and offices.......................            (350,000)                   (350,000)
Renovation of Bank offices..............................            (475,000)                   (475,000)
                                                                 -----------                 -----------
Remaining Proceeds......................................         $ 2,957,000                 $ 3,632,000
                                                                 ===========                 ===========

--------------------------------------

(1)     Assumes that 500,000 shares of common stock are sold in this offering.
(2)     Assumes that 720,000 shares of common stock are sold in this offering.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of November 30, 1998 and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of the minimum of 500,000 shares and a maximum of 720,000 shares in this offering. The Bank has established March 15, 1999 as the target date for opening the Bank; accordingly, the "As Adjusted" column reflects estimated pre-opening expenses of the Company and the Bank through that date.

                                                                                            As Adjusted        As Adjusted
                                                                                               for                for
                                                                                             Minimum            Maximum
                                                                     November 30, 1998       Offering           Offering
                                                                     -----------------       --------           --------
SHAREHOLDERS EQUITY:

Common  Stock,  par  value  $.01  per  share;  10,000,000
     shares   authorized;   30,000   shares   issued  and
     outstanding(1);    530,000    shares    issued   and
     outstanding as adjusted (minimum offering);  750,000
     shares issued and outstanding (maximum offering).....                   300                5,300                7,500

  Preferred Stock,  par value $.01 per share;  10,000,000
  shares authorized; no shares issued and outstanding.....                     0                    0                    0

  Additional paid-in capital(2)...........................               299,700            4,852,540            6,896,340

  Deficit accumulated during the pre-opening stage(3).....              (147,567)            (147,567)            (147,567)
                                                                     -----------          -----------          -----------

     Total shareholders' equity (4).......................           $   152,433          $ 4,710,273          $ 6,756,273
                                                                     ===========          ===========          ===========

------------------------------------

(1) The organizers purchased 30,000 shares for a total of $300,000 prior to the offering.

(2) The expenses of the offering will be charged against this account. These expenses are estimated to be approximately $442,160 in the minimum offering and $596,160 in the maximum offering and these amounts have been used in the calculation of the amounts shown in the "As Adjusted" columns. The offering expenses include commissions to be paid to the underwriters of 2.5% on the 55,200 shares expected to be purchased by the organizers in the offering and 7.0% on all other shares sold in the offering. Under some circumstances commissions paid on up to 200,000 shares sold to certain investors identified by the organizers may be 6.5% rather than 7.0%.

(3) The deficit results from the expensing of pre-opening expenses and organizational costs. As of November 30, 1998, the Company had incurred approximately $147,567 of pre-opening expenses and organizational costs and the Company's total accumulated shareholder's equity was $152,433. The organizers estimate that a total of $23,000 in organizational expenses for the Company, $300,000 in organizational and pre-opening expenses for the Bank, and up to $344,000 of capitalizable property costs for the purchase of furniture, fixtures, and equipment are expected to be incurred by the Company and the Bank prior to the commencement of operations (assumed to occur in March of 1999). However, no assurances can be given that the Bank will open by this date or at all, and the amount of pre-opening expenses and organizational costs could ultimately be greater than currently estimated. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset.

(4) The shareholders are likely to experience additional dilution due to operating losses expected to be incurred during the initial years of the Bank's operations.

                                DIVIDEND POLICY

         The Board of Directors expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. The Company's ability to pay any cash dividends to its shareholders in the future will depend primarily on the Bank's ability to pay dividends to the Company. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" and "Supervision and Regulation - The Bank - Capital Requirements." In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                               PLAN OF OPERATION

         First Capital was formed to organize and own all of the capital stock of the Bank. The organizers filed an application with the OTS on August 4, 1998 to charter the Bank as a federal savings bank. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the OTS, including capitalization of the Bank with at least a specified minimum amount of capital, which the organizers believe will be $4,500,000. Additionally, the Company must obtain the approval of the OTS to become a unitary thrift holding company before acquiring the capital stock of the Bank. The Bank has also filed an application with the FDIC for deposit insurance. The organizers expect to receive all regulatory approvals by December 31, 1998.

         As of November 30, 1998, the Company had total assets of $161,433, consisting of $129,601 in cash, an option on real estate valued at $15,000, and $16,832 in prepaid organizational costs. The Company incurred a net loss of $147,567 for the period from inception December 19, 1997 through November 30, 1998.

         Upon the completion of the sale of common stock and opening of the Bank, the Company's pre-opening expenses, estimated to be $23,000, the Bank's organization costs, estimated to be $155,000 (consisting principally of legal, regulatory, consulting and incorporation fees), and the Bank's pre-opening expenses, estimated to be $145,000 (consisting principally of salaries, overhead and other operating costs), will be charged against the initial period's operating results. Offering expenses, estimated to be $127,000 (consisting principally of direct incremental costs of the stock offering), will be deducted from the proceeds of the offering.

         The Bank's initial office will be located at 207 Highway 15/401 Bypass East, located in Bennettsville, South Carolina, at the site of a former Shoney's restaurant. On April 20, 1998, the Company contracted for the purchase of the property at its planned main office location. The Company intends to commence building improvements in first quarter 1999 and anticipates that the office space will be ready for the Bank to open by summer 1999 or third quarter. As a federal thrift, the Bank will have the ability, with OTS approval, to open an additional branch within South Carolina and across the state line in North Carolina. We plan to open a branch in McColl, South Carolina after we establish our main office in Bennettsville, and will also consider opening a branch in the neighboring town of Laurinburg, North Carolina.

         The Company intends to engage only in the business of owning and managing the Bank, and the Bank will initially emphasize retail banking, home mortgages, real estate development, and consumer lending needs. Through the thrift charter, the Bank will be able to operate in all 50 states and to branch into any county in the state of South Carolina. The thrift charter will also give the Company more flexibility to pursue strategic opportunities to grow its customer base and to create cross-selling opportunities to those same customers.

         Like many financial institutions, we will rely upon computers for the daily conduct of our business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. We will be generally relying on software and hardware developed by independent third parties for our information systems. We have entered into an agreement with Fiserv Solutions, Inc. ("Fiserv") to provide our hardware and software, and to perform all overnight processing and reconciliation of our daily transaction data. We believe that the Fiserv system does not have any material Year 2000 issues, and our agreement with Fiserv includes a warranty that their system is Year 2000 compliant in all respects. We will require all other vendors to also provide similar warranties regarding the Year 2000 compliance of their hardware and software systems. We believe that the information systems and software we have agreed to acquire, and the network connections we will maintain, will be programmed to comply with Year 2000 requirements. However, there is a risk that they will not comply as they have been developed by others. Based on information currently available, we believe that our direct expenses being incurred in connection with the Year 2000 issue will not be significant.

                               PROPOSED BUSINESS

GENERAL

         The Company was incorporated as a South Carolina corporation in June 1998, primarily to own and control all of the capital stock of the Bank. The Company initially will engage in no business other than owning and managing the Bank. As a federally chartered savings association, the Bank will have general authority to originate and purchase loans secured by real estate, secured or unsecured loans for commercial, corporate, business, or agricultural purposes, and loans for personal, family, or household purposes. The Bank will initially emphasize retail banking, home mortgages, real estate, and consumer lending needs. The Bank will not be permitted to make non-real estate commercial purpose loans that exceed 20% of its assets or non-real estate consumer purpose loans that exceed 35% of its assets. While not restricted by law, the Bank expects initially to limit its lending activities primarily to Marlboro County and the surrounding communities, including the neighboring towns of McColl, South Carolina and Laurinburg, North Carolina.

         The organizers have chosen a holding company structure under which the Company will acquire all of the capital stock of the Bank. The organizers believe the holding company structure provides flexibility that would not otherwise be available to the Bank.

         The thrift charter will allow the Bank to operate in all 50 states and to branch into any county in the state of South Carolina without any additional regulatory approval. The thrift charter will also give the Company more flexibility to pursue strategic opportunities to grow its customer base and to create cross-selling opportunities to those same customers.

MARKETING FOCUS

         Most of the financial institutions in the Marlboro County area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina and the Marlboro County area, the organizers believe that there is a void in the community banking market in the Marlboro County area and believe that the Bank can successfully fill this void. There are currently seven branches of financial institutions operating in Marlboro County, none of which are locally owned. As a result, the Company generally will not attempt to compete for the banking relationships of large corporations, but will concentrate its efforts on small- to medium-sized businesses and on individuals.

         The Bank plans to advertise to emphasize the Company's local ownership, community bank nature, and ability to provide more personalized service than its competition. The organizers, as long-time residents and businessmen in the Marlboro County area, have determined the credit needs of the area through personal experience and communications with their business colleagues. The organizers believe that the proposed community bank focus of the Bank is likely to succeed in this market. The organizers believe that the area will react favorably to the Bank's emphasis on service to small businesses, individuals, and professional concerns.

LOCATION AND SERVICE AREA

         The Bank expects initially to draw virtually all of its business from Marlboro County and the surrounding areas in South Carolina. The county's population had a very slight drop in population from 29,361 in 1990 to 29,173 in 1997, making it the 32nd largest county in the state. Per capita income in the county was $11,326 as of 1997.

         The Company's executive offices are currently located at 207 Highway 15/401 Bypass East, Bennettsville, South Carolina 29512 in a temporary facility pending construction of a permanent facility at the same address. The Company's telephone number is (843) 454-9337. See "Facilities."

DEPOSITS

         The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the Bank's principal market area at rates competitive to those offered in the Marlboro County area. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). The Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities.

LENDING ACTIVITIES

         General. The Bank intends to emphasize a range of lending services, including real estate, commercial and consumer loans, to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the Bank's market area. The Bank will initially emphasize retail banking, home mortgages, real estate, and consumer lending needs. The Bank will not be permitted to make non-real estate commercial purpose loans that exceed 20% of its assets or non-real estate consumer purpose loans that exceed 35% of its assets. Outside of the inherent risk of the credit worthiness of the Bank's borrowers, other risks associated with residential mortgage loans would be the inability to move foreclosed real estate in a down market or economy, shifts in the demographics of a given market from residential zonings to commercial, individual customers who have been displaced due to corporate downsizing/loss of income, and an overall economic downturn creating unemployment due to lack of product demand.

         Real Estate Loans. The organizers expect that one of the primary components of the Bank's loan portfolio will be loans secured by first or second mortgages on real estate. These loans will generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (but will exclude home equity loans, which are classified as consumer loans). Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank will typically require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. The Bank will compete for real estate loans with a number of bank competitors which are well established in the Marlboro County area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See "Competition" below. The Bank may also originate loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan. Under OTS regulations, the aggregate amount of commercial real estate loans that a thrift can make cannot exceed 400% of its capital. In the Bank's case, we anticipate that the amount would be approximately $500,000.

         Commercial Loans. The Bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Marlboro County area. The risks associated with commercial loans are generally higher than the risks associated with residential or commercial real estate loans. The well-established banks in the Marlboro County area will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

         Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, will be amortized over a period not exceeding 48 months or will be 90-day term loans, in each case bearing interest at a fixed rate. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans will be the established banks in the Marlboro County area.

         Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the officers' loan committee. We anticipate that the lending limit of the Chairman and President of the Bank will initially be set at $100,000. The Bank will establish an officers' loan committee that has lending limits, and any loan in excess of this lending limit will be approved by the directors' loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank.

         Lending Limits. The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank will be subject to a loan-to-one-borrower limit. Since the enactment of the Financial Institution Reform Recovery and Enforcement Act ("FIRREA") in 1989, a savings association generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. It is not currently anticipated that the Bank will have an initial loan loss reserve when it commences operations.

OTHER BANKING SERVICES

         Other anticipated bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Marlboro County and other regions. The organizers believe that by being associated with a shared network of ATMs, the Bank will be better able to serve its customers and will be able to attract customers who are accustomed to the convenience of using ATMs, although the organizers do not believe that maintaining this association will be critical to the Bank's success. The Bank intends to begin offering these services shortly after it opens. The Bank also plans to offer MasterCard and VISA credit card services through a correspondent bank as its agent. The Bank does not plan to exercise trust powers during its initial years of operation.

COMPETITION

         The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Marlboro County area and elsewhere. In 1997, there were more than seven branches of financial institutions operating in Marlboro County, holding over $154,163,000 in deposits. A number of these competitors are well established in the Marlboro County area. Most of them have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits.

FACILITIES

         The Bank's office will be initially located in a modular bank unit at 209 Highway 15/401 Bypass East, Bennettsville, South Carolina, while the main office facility, a former Shoney's restaurant at the same location, is being renovated. The Company has agreed to purchase the property for $350,000 and has budgeted $475,000 for improvements to make the existing 5,200 square foot building usable for banking operations. The Company intends to commence construction in early 1999 and anticipates that the office space will be ready by October, 1999. The Company has contracted with Spectrum Financial Systems, Inc. for the purchase of the modular bank unit for approximately $100,000. Following construction the temporary unit will be moved six miles to McColl, South Carolina to become the Bank's first branch.

         The Company believes that the facilities will adequately serve the Bank's needs for its first several years of operation.

EMPLOYEES

         The Company anticipates that, upon commencement of operations, the Bank will have approximately 10 full-time employees in the modular unit, which will be increased to 14 once the Bank moves into its permanent facilities. The Company will not have any employees other than its officers.

LEGAL PROCEEDINGS

         There are no material legal proceedings to which the Company or the Bank or any of their properties are subject.

                           SUPERVISION AND REGULATION

         The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. With the enactment of FIRREA in 1989 and FDICIA in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The banking industry is also likely to change significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

THE COMPANY

         The Company will be a registered holding company under the Savings and Loan Holding Company Act (the "SLHCA") set forth in Section 10 of the Home Owners Loan Act of 1933 ("HOLA"). The Company will be regulated under such acts by the OTS. As a savings and loan holding company, the Company will be required to file with the OTS an annual report and such additional information as the OTS may require pursuant to the SLHCA. The OTS will also conduct examinations of the Company and each of its subsidiaries.

         As a unitary savings and loan holding company owning only one savings institution, the Company will generally be allowed to engage and invest in a broad range of business activities not permitted to commercial bank holding companies or multiple savings and loans holding companies, provided that the Bank continues to qualify as a "qualified thrift lender." See "--The Bank - Qualified Thrift Lender Requirements."

         The SLHCA will prohibit the Company from acquiring control of another savings association or another savings and loan holding company without prior approval from the OTS. However, savings and loan holding companies are allowed to acquire or to retain as much as 5% of the voting shares of a savings institution or savings and loan holding company without regulatory approval.

         The OTS may not approve an acquisition that would result in the formation of certain types of interstate holding company networks. The OTS is precluded from approving an acquisition that would result in the formation of a multiple holding company controlling institutions in more than one state unless the acquiring company or one of its savings institution subsidiaries is authorized to acquire control of an institution or to operate an office in the additional state pursuant to a supervisory acquisition authorized under Section 13(k) of the Federal Deposit Insurance Act or unless the statutes of the state in which the institution to be acquired is located permits such an acquisition.

THE BANK

         General. Subject to receipt of the necessary approvals of its pending applications, the Bank will operate as a federal savings bank incorporated under the laws of the United States and subject to examination by the OTS. The OTS will regulate or monitor virtually all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OTS will require the Bank to maintain certain capital ratios and will impose limitations on the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank will be required by the OTS to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OTS. OTS Regulations generally provide that federal savings banks must be examined no less frequently than every 18 months. The Bank also is subject to assessments by the OTS to cover the costs of such examinations.

         As a federally-chartered savings institution, the Bank generally will not be subject to those provisions of South Carolina law governing state chartered financial institutions or to the jurisdiction of the South Carolina Board.

         State usury laws are applicable to federally insured institutions with regard to loans made within South Carolina. South Carolina law establishes a ceiling of 6% on interest rates except in transactions involving written agreements which may establish any interest rate.

         Subsidiary institutions of a savings and loan holding company, such as the Bank, are subject to certain restrictions imposed by the Federal Reserve Act on any extension of credit to the holding company or any of its subsidiaries, on investment in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

         Capital Requirements. OTS regulations require that federal savings banks maintain (i) "tangible capital" in an amount of not less than 1.5% of total assets, (ii) "core capital" in an amount not less than 3.0% of total assets, and (iii) a level of risk-based capital equal to 8% of risk-weighted assets. Under OTS regulations, the term "core capital" generally includes common stockholders' equity, noncumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries less unidentifiable intangible assets (other than certain amounts of supervisory goodwill) and certain investments in certain subsidiaries plus 90% of the fair market value of readily marketable purchased mortgage servicing rights and purchased credit card relationships (subject to certain conditions). "Tangible capital" generally is defined as core capital minus intangible assets and investments in certain subsidiaries, except purchased mortgage servicing rights.

         In determining total risk-weighted assets for purposes of the risk-based requirement, (i) each off-balance sheet asset must be converted to its on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the asset); (ii) the credit equivalent amount of each off-balance sheet asset and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 200% (again depending upon the nature of the asset); and (iii) the resulting amounts are added together and constitute total risk-weighted assets. "Total capital" - risk-based capital requirement equals the sum of core capital plus supplementary capital (which, as defined, includes the sum of, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt, and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. The amount of supplementary capital that may be counted towards satisfaction of the total capital requirement may not exceed 100% of core capital, and OTS regulations require the maintenance of a minimum ratio of core capital to total risk-weighted assets of 4%.

         OTS regulations also include an interest-rate risk component in the risk-based capital requirement. Under this regulation, an institution is considered to have excess interest rate-risk if, based upon a 200-basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. The OTS risk-based capital standards also provide for concentration of credit risk, risk from nontraditional activities and actual performance, and expected risk of loss on multi-family mortgages.

         Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances.

         Deposit Insurance. Deposits at the Bank are insured to a maximum of $100,000 for each insured depositor by the FDIC. The FDIC establishes rates for the payment of premiums by federally insured commercial banks and savings banks, or thrifts, for deposit insurance. A separate Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions have paid for deposit insurance under a risk-based premium system. Under this system, until mid-1995 depositor institutions paid to BIF or SAIF from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $.00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the Bank's cost of funds, and there can be no assurance that such cost can be passed on the Bank's customers. We estimate the Bank's FICO assessment for the first year to be [$________].

         As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the operations of its insured institutions. Any insured institution which does not operate in accordance with or conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. The FDIC has the authority to suspend or terminate insurance of deposits upon the finding that the institution has engaged in unsafe or unsound practices, is operating in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. If insurance of accounts is terminated by the FDIC, the deposits in the institution will continue to be insured by the FDIC for a period of two years following the date of termination. The FDIC requires an annual audit by independent accountants and also periodically makes its own examinations of insured institutions.

         In addition to deposit insurance premiums, savings institutions also must bear a portion of the administrative costs of the OTS through an assessment based on the level of total assets of each insured institution and which differentiates between troubled and nontroubled savings institutions. Additionally, the OTS assesses fees for the processing of various applications.

         Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. The Bank is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from its capital. All dividends must be paid out of the undivided profits then on hand, after deducting expenses, including losses and bad debts. The Bank must notify the OTS prior to the payment of any dividends to the Company. In addition, under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized.

         Branching. As a federal savings bank, there are no regulatory restrictions on the Bank's ability to branch within or outside the State of South Carolina, except that the Bank must obtain OTS approval.

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution's primary federal regulator (this is the OTS for the Bank) shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         Liquidity. Under applicable federal regulations, savings associations are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified

United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage of the average daily balance of the savings association's net withdrawable deposits plus short-term borrowings. Under HOLA, this liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the deposit flows of member institutions, and currently is 5%. Savings institutions also are required to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of the average daily balance of its net withdrawable deposits and short-term borrowings.

         Equity Investments. The OTS has revised its risk-based capital regulation to modify the treatment of certain equity investments and to clarify the treatment of other equity investments. Equity investments that are permissible for both savings banks and national banks will no longer be deducted from savings associations' calculations of total capital over a five-year period. Instead, permissible equity investments will be placed in the 100% risk-weight category, mirroring the capital treatment prescribed for those investments when made by national banks under the regulations of the OCC. Equity investments held by savings associations that are not permissible for national banks must still be deducted from assets and total capital.

         Qualified Thrift Lender Requirement. A federal savings bank is deemed to be a "qualified thrift lender" ("QTL") as long as its "qualified thrift investments" equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC, and (iii) shares of stock issued by any FHLB, the FHLMC or the FNMA. Qualified thrift investments also include certain other specified investments, subject to a percentage of portfolio assets limitation. For purposes of the QTL test, the term "portfolio assets" means the savings institution's total assets minus goodwill and other intangible assets, the value of property used by the savings institution to conduct its business, and liquid assets held by the savings institution in an amount up to 20% of its total assets.

         OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of QTL status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and will be subject to all statutes applicable to bank holding companies. In order to exercise the powers granted to federally chartered savings associations and maintain full access to FHLB advances, the Bank must meet the definition of a QTL.

         Loans to One Borrower Limitations. HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits. A savings association may make loans to one borrower in excess of such limits under one of the following circumstances: (i) for any purpose, in any amount not to exceed $500,000; or (ii) to develop domestic residential housing units, in an amount not to exceed the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, provided other conditions are satisfied. We anticipate that the Bank's lending limit would be approximately $500,000.

         Commercial Real Property Loans. HOLA limits the aggregate amount of commercial real estate loans that a federal savings association may make to an amount not in excess of 400% of the savings association's capital.

ELIMINATION OF FEDERAL SAVINGS ASSOCIATION CHARTER

         In 1998, Congress considered legislation that would eliminate the federal savings association charter. Although such legislation was not enacted, we anticipate that similar legislation will be proposed again in 1999. If such legislation is enacted, the Bank would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter. Such conversion could prevent the Bank from opening or operating any branches in another state, including the branch planned for North Carolina. If the Bank opens a branch in North Carolina prior to such legislation, it may or may not be allowed to continue to operate in North Carolina, depending on the provisions of such legislation. Various legislative proposals also may result in the restructuring of federal regulatory oversight, including, for example, consolidation of the OTS into another agency, or creation of a new Federal banking agency to replace the various such agencies which presently exist. The Bank is unable to predict whether such legislation will be enacted or, if enacted, what the effect of such legislation will be.

         Federal Home Loan Bank System. The FHLB System consists of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility for member savings associations. The maximum amount that the FHLB of Atlanta will advance fluctuates from time to time in accordance with changes in policies of the Federal Home Finance Board and the FHLB of Atlanta, and the maximum amount generally is reduced by borrowings from any other source. In addition, the amount of FHLB advances that a savings association may obtain will be restricted in the event the institution fails to constitute a QTL.

         Federal Reserve System. The Federal Reserve Board has adopted regulations that require savings associations to maintain nonearning reserves against their transaction accounts (primarily NOW and regular checking accounts). These reserves may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the Bank's interest-earning assets.

         Savings institutions also have the authority to borrow from the Federal Reserve "discount window." Federal Reserve Board regulations, however, require savings associations to exhaust all FHLB sources before borrowing from a Federal Reserve bank.

         Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         Enforcement Powers. FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees, and agents of a financial institution, and independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies' power to issue cease-and-desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

RECENT LEGISLATIVE DEVELOPMENTS

         From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

EFFECT OF GOVERNMENTAL MONETARY POLICIES

         The earnings of the Bank will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL

         The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of the date of this Prospectus by the organizers of the Company. This table also reflects the anticipated purchases by the organizers in the offering. All purchases by the organizers prior to the offering were made at a price of $10.00 per share, the same price at which shares are being offered to the public.

                                             SHARES BENEFICIALLY OWNED       SHARES ANTICIPATED TO BE OWNED FOLLOWING
                                              PRIOR TO THE OFFERING                     THE OFFERING
                                             -------------------------       ----------------------------------------
                                                                                          PERCENTAGE     PERCENTAGE
                                                                                          OF MINIMUM     OF MAXIMUM
NAME OF BENEFICIAL OWNER                  NUMBER (1)      PERCENTAGE          NUMBER       OFFERING       OFFERING
------------------------                  ----------      ----------          ------       --------       --------
SHOUKATH ANSARI, M.D.                         4,000            13.3%          12,500         2.36%          1.67%

WYLIE F. CARTRETTE                            4,000            13.3%          10,000         1.89%          1.33%

JAMES AUBREY CROSLAND                         4,000            13.3%          10,000 (2)     1.89%          1.33%

ROBERT G. DOWDY                               1,600             5.3%          10,000         1.89%          1.33%

HARRY L. HOWELL, JR.                          4,200            14.0%          12,700         2.40%          1.69%

LUTHER D. HUTCHINS                            4,000            13.3%          10,000         1.89%          1.33%

PAUL F. RUSH, M.D.                            4,200            14.0%          10,000         1.89%          1.33%

LEE C. SHORTT                                 4,000            13.3%          10,000         1.89%          1.33%

         TOTAL                               30,000             100%          85,200        16.10%         11.34%

------------------

(1) Information relating to the beneficial ownership of common stock is based upon "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission under Section 13(d) of the Exchange Act. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of each security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of common stock subject to currently exercisable options. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.
(2) Does not include options to purchase 8,000 shares of common stock to be granted to Mr. Crosland pursuant to his employment agreement.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

         The following sets forth certain information regarding the Company's executive officers and directors as of the date of this Prospectus. The Company's Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 1999 annual meeting of shareholders, Class II at the 2000 annual meeting of shareholders, and Class III at the 2001 annual meeting of shareholders. Executive officers of the Company serve at the discretion of the Company's Board of Directors.


NAME                                        AGE               POSITION WITH THE COMPANY
----                                        ---               -------------------------
Shoukath Ansari, M.D.                       50                Director, Class I
Wylie F. Cartrette                          45                Director, Class II
James Aubrey Crosland, Sr.                  48                Director, Class III, Chief Executive Officer
Robert G. Dowdy                             37                Director, Class I
John M. Digby                               52                Chief Financial Officer
Harry L. Howell, Jr.                        29                Director, Class II
Luther D. Hutchins                          38                Director, Class III
Paul F. Rush, M.D.                          43                Director, Class I
Lee C. Shortt                               55                Director, Class II


         Shoukath Ansari, M.D., Class I director, has been the president and a physician of Marlboro Gastroenterology Association, P.A. in Bennettsville, South Carolina since 1983. He served as Chief of Staff of Marlboro Park Hospital. He graduated in 1964 from SRI Parama Kalyani College in Alwarkurichi, Tamilnadu, India and earned an M.D. degree from Tirunelveli Medical College in Tirunelveli, Tamilnadu, India in 1971. He is a certified gastroenterologist and has practiced gastroenterology for approximately 18 years, having opened his own practice in 1983. Dr. Ansari was born in 1948 in India and has been a resident and citizen of the United States since 1981.

         Wylie F. Cartrette, Class II director, is currently a resident in McColl, South Carolina. Since 1986, he has been the owner and operator of Wylie Enterprises in McColl, South Carolina, a laundry and coin operated machine business, and he has also handled some real estate rentals. Mr. Cartrette is a member of the Masonic lodge of McColl. Mr. Cartrette holds a South Carolina constable's commission, and is a former member of the McColl City Council. He was born in 1953 in Laurinburg, North Carolina.

         James Aubrey Crosland, Sr., Class III director, is the Chief Executive Officer of First Capital and will be the President and Chief Executive Officer of the Bank. Mr. Crosland, a native of Bennettsville, South Carolina, received a B.A. degree from Pembroke State University in 1972. He is also a graduate of both the South Carolina Bankers School at the University of South Carolina and Louisiana State University's Graduate School of Banking. From May 1997 until he joined the Company in June 1998, Mr. Crosland served as the financial manager for Marlboro Constructors, Inc. From August 1993 through May 1997, he served as the Pee Dee Area Executive for Carolina First Bank, where he was responsible for Carolina First branches located in Bennettsville, McColl, and Lake City, South Carolina. From 1984 until 1988, Mr. Crosland was the City Executive of Carolina Bank & Trust in Bennettsville, and from 1977 to 1984 he served as an operations officer and commercial lender for First National Bank of South Carolina in Bennettsville. Mr. Crosland began his banking career with Wachovia Bank, serving as a credit manager in Wachovia's Laurinburg, North Carolina office from 1973 to 1977. Mr. Crosland is a member of Saint Paul's Episcopal Church in Bennettsville and the Bennettsville Rotary Club. He is also the chairman of the Marlboro County Department of Social Services and a board member of the Marlboro County Chamber of Commerce. Mr. Crosland was born in 1950 in Bennettsville, South Carolina.

         John M. Digby will serve as the Chief Financial Officer for the Company and the Bank. He graduated from Georgia College in Milledgeville, Georgia in 1970, and he received his certificates from the Georgia Banker's School in 1984 and from the Georgia Banker's Commercial Lending School in 1987. Mr. Digby has ten years of experience as a CFO from his employment with a community bank in Georgia. He also served as the CFO for Clemson Bank & Trust, a start-up de novo bank, in Clemson, South Carolina, from 1995 to 1997. Mr. Digby recently served as vice president for Community Capital Corporation in Greenwood, South Carolina. Mr. Digby was born in 1946 in Hawkinsville, Georgia.

         Robert G. Dowdy, Class I director, graduated with a Pre-Pharmacy degree from Francis Marion University in 1982. He then graduated from the Medical University of South Carolina with a B.S. in Pharmacy in 1985. Mr. Dowdy obtained his license as a registered pharmacist in 1985 from the South Carolina Board of Pharmacy. He served as the director of pharmacy at Marlboro Park Hospital from 1986 to December 1994 when he left to work as director of pharmacy for Grim-Smith Hospital in Missouri from 1994 to April 1996. Mr. Dowdy moved back to Marlboro Park Hospital in April 1996 and is currently director of pharmacy. He was born in 1961 in Bennettsville, South Carolina.

         Harry L. Howell, Jr., Class II director, graduated from Flora McDonald Academy in North Carolina in 1987. He is majority owner and has served as president of Scotland Motors, Inc. in Laurinburg, North Carolina since December 1984. Mr. Howell owns Scotland Leasing & Rental, Inc., an auto rental business as well as Lee Howell, Inc., a real estate rental business in Laurinburg. Mr. Howell is a member of the First Baptist Church in Laurinburg. He was born in 1969 in Laurinburg, North Carolina.

          Luther D. Hutchins, Class III director, graduated from Bennettsville High School in 1979 and attended Wake Forest University in North Carolina. Mr. Hutchins has been the sole owner of Marlboro Appliance Center and Marlboro Frame Shoppe. He also owns a farm and a farm implement services company. Mr. Hutchins was born in 1960 in Winston-Salem, North Carolina.

          Paul F. Rush, M.D., Class I director, graduated with a B.S. in Biology from Presbyterian College in South Carolina in 1978. He received his M.D. from the University of South Carolina School of Medicine in 1982 and received his physician's license from the state of North Carolina in 1982 and from the State of South Carolina in 1987. Dr. Rush has held the position of senior physician at Scotland Orthopedic, P.A. in Laurinburg, South Carolina, since August 1987. He has been a __% owner of Scotland Orthopedic, P.A. since 1987, as well as Scotland Orthopedic Properties since 1989. Dr. Rush served as an advisory board member of BB&T in Laurinburg from 1989 to May 1998, is the Chairman of the Scotland County Board of Education, serves on the Board of Trustees of Scotland Memorial Hospital, and the Board of Trustees of Scotia Village. Dr. Rush is also a Fellow of the American Academy of Orthopedic Surgeons and a member of the First United Methodist Church in Laurinburg, North Carolina. Dr. Rush was born in 1956 in Charleston, South Carolina.

          Lee C. Shortt, Class II director, is the Chairman of First Capital. Mr. Shortt has been in the auction business since 1975 and has served as president and owner of Shortt Auction and Realty Co., Inc. since 1976. Mr. Shortt holds real estate brokers licenses and auctioneer licenses in each of South Carolina, North Carolina, and Virginia. He is a member of the Bennettsville Rotary Club. Mr. Shortt was born in 1943 in Pitsylvania County, Virginia.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with J. Aubrey Crosland for a three-year term, pursuant to which Mr. Crosland will serve as the President and Chief Executive Officer of the Bank. Mr. Crosland will be paid a salary of $85,000, plus his yearly medical insurance premium. Mr. Crosland will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the Company), Mr. Crosland will be granted an option to purchase 8,000 shares of common stock at $10.00 per share. The options will vest over a six-year period and will have a term of ten years. Additionally, Mr. Crosland will participate in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. The letter of employment with Mr. Crosland also provides that following termination of his employment with the Bank and for a period of twelve months thereafter, Mr. Crosland may not (i) compete with the Company, Bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches in the territory, (ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment. If Mr. Crosland's employment is terminated other than for cause (as defined in the letter of employment), the Company will be obligated to pay Mr. Crosland six months' severance plus bonus earned through such date.

DIRECTOR COMPENSATION

         The organizers do not intend for the Company or the Bank to pay directors' fees until such time as the Bank is profitable. However, the Company and the Bank reserve the right to pay directors' fees. In addition, after the offering, the Company expects to adopt a stock option plan which will permit the Company to grant options to officers, directors, and employees of the Company. The Company anticipates that it will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. The option plan will provide that the exercise price for an option cannot be less than 100% of the common stock's fair market value on the date of grant.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         The Company and the Bank expect to have banking and other transactions in the ordinary course of business with organizers, directors, and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the Bank. Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. The Company intends for all of its transactions with organizers or other affiliates of the Company or the Bank to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of the Company's disinterested directors.

         The Bank's property was purchased through Shortt Auction and Realty. The Chairman of the Company and the Bank is Mr. Lee C Shortt, the president and owner of Shortt Auction and Realty. Mr. Shortt will receive a commission as the listing agent to be paid by the seller of the property, and therefore removed himself from the vote in the selection of the site. The purchase price for the site and building was less than the most recent tax assessment for the property.

EXCULPATION AND INDEMNIFICATION

         The Company's Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         The Company's Bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 33-8-510 and 33-8-520 of the Corporation Act would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Corporation Act expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons of the Company and the Bank pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company and the Bank have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

         The Board of Directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors intends to extend indemnification rights to all of its executive officers.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

         The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The following summary describes the material terms of the Company's capital stock. Reference is made to the Articles of Incorporation ("Articles") of the Company, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

         Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Company does not plan to declare any dividends in the immediate future. See "Dividend Policy." Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the Company may issue in the future.

         Prior to this offering there has been no market for the common stock. Although the common stock will be quoted on the OTC Bulletin Board, there can be no assurance regarding the liquidity of any markets that may develop for the common stock, the ability of holders of common stock to sell their securities, or the price at which holders would be able to sell their securities. The public offering price of the common stock offered hereby has been determined solely by negotiations between the Bank and Banc Stock Financial Services, Inc. and may bear no relationship to the market price of the common stock after this offering. See "The Offering - Plan of Distribution."

PREFERRED STOCK

         The Articles provide that the Board of Directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, the Company will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock (for example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock) and in certain circumstances such issuances could have the effect of decreasing the market price of the common stock. The Company has no present plan to issue any shares of preferred stock. The Company will not issue preferred stock to organizers on terms more favorable than those on which it issues preferred stock to shareholders other than organizers.

CERTAIN ANTITAKEOVER EFFECTS

         The provisions of the Company's Articles, the Bylaws and South Carolina law summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

         Number of Directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than fifteen members. Individuals affiliated with competitors may not serve on the Board.

         Classified Board of Directors. The Articles and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable.

         Removal of Directors and Filling Vacancies. The Bylaws provide that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by each director not later than twenty-four hours prior to the meeting when delivered personally or by telecopy or at least two days prior thereto when delivered by mail. The Company may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

         Certain Nomination Requirements. Pursuant to the Bylaws, the Company has established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide the Company within a specified time prior to the meeting: (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, the Company will have a minimum of 530,000 and a maximum of 750,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors of the Company and the Bank are deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144, an affiliate of the Company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                 LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Certain legal matters will be passed upon in connection with the offering by the sales agent by Igler & Dougherty, P.A., Tallahassee, Florida.

                                    EXPERTS

         The financial statements of the Company dated November 30, 1998 and for the period from December 17, 1997 (inception), until November 30, 1998 have been audited by Tourville, Simpson & Henderson, L.L.P., as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon their authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the

"Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the common stock, you should refer to the Registration Statement and the exhibits thereto.

         The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

         The Company and the organizers have filed or will file various applications with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus. Projections appearing in the applications were based on assumptions that the organizers believed were reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete. Where such contract or document is an exhibit to the Registration Statement, each statement contained herein is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

         As a result of this offering, the Company will become a reporting company subject to the full informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. It will furnish its shareholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. The Company's fiscal year ends on December 31.

                         FIRST CAPITAL BANCSHARES, INC.
                      (A Company in the Development Stage)



                         INDEX TO FINANCIAL STATEMENTS

Independent Accountants' Report                                                          F-2

Financial Statements:
   Balance Sheet as of November 30, 1998                                                 F-3

   Statement of Operations and Accumulated Deficit For the Period
      December 19, 1997 (Inception) to November 30, 1998                                 F-4

   Statement of Changes in Stockholders' Equity For the Period
      December 19, 1997 (Inception) to November 30, 1998                                 F-5

   Statement of Cash Flows For the Period December 19, 1997
       (Inception) to November 30, 1998                                                  F-6

   Notes to Financial Statements                                                  F-7 to F-9

                        INDEPENDENT ACCOUNTANTS' REPORT




To the Organizers
First Capital Bancshares, Inc.

We have audited the accompanying balance sheet of First Capital Bancshares, Inc. (a Company in the development stage) as of November 30, 1998 and related statements of operations and accumulated deficit, stockholders' equity and cash flows for the period from December 19, 1997 (inception) to November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bancshares, Inc. (a Company in the development stage) as of November 30, 1998, and the results of its operations and its cash flows for the period from December 19, 1997 (inception) to November 30, 1998 in conformity with generally accepted accounting principles.



Tourville, Simpson & Henderson, CPA
Columbia, South Carolina
December 11, 1998

                         FIRST CAPITAL BANCSHARES, INC.
                      (A Company in the Development Stage)


                                 BALANCE SHEET
                               NOVEMBER 30, 1998



                                     ASSETS

Cash                                                                             $     129,601
Option on real estate                                                                   15,000
Prepaid stock issuance costs                                                             8,145
Other prepaid costs                                                                      8,687
                                                                                 -------------

    Total assets                                                                 $     161,433
                                                                                 =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES -
   Accounts payable                                                              $       9,000
                                                                                 -------------

STOCKHOLDERS' EQUITY--
   Common stock, par value $.01 per share; 10,000,000 shares authorized;
       30,000 shares issued and outstanding                                                300
   Preferred stock - 10,000,000 shares authorized and unissued,
       par value $.01 per share                                                             --
   Paid-in-capital                                                                     299,700
   Deficit accumulated in the development stage                                       (147,567)
                                                                                 -------------
       Total stockholders' equity                                                      152,433
                                                                                 -------------
       Total liabilities and stockholders' equity                                $     161,433
                                                                                 =============


The accompanying notes are an integral part of these financial statements.

                         FIRST CAPITAL BANCSHARES, INC.
                      (A Company in the Development Stage)


                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
       FOR THE PERIOD DECEMBER 19, 1997 (INCEPTION) TO NOVEMBER 30, 1998



Income                                                          $          --
                                                                -------------

Expenses:
   Management fees                                                     56,500
   Consultant fees                                                     48,052
   Legal                                                               22,975
   Other                                                               20,040
                                                                -------------
      Total expenses                                                  147,567
                                                                -------------
Net loss and accumulated deficit                                $    (147,567)
                                                                =============


The accompanying notes are an integral part of these financial statements.

                         FIRST CAPITAL BANCSHARES, INC.
                      (A Company in the Development Stage)


                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
       FOR THE PERIOD DECEMBER 19, 1997 (INCEPTION) TO NOVEMBER 30, 1998


                                                                                             Deficit
                                                                       Common Stock      Accumulated In
                                                                       -------------        Paid-In         The Develop-
                                      Shares            Amount            Capital          ment Stage          Total
                                    -----------     --------------     -------------     --------------     -------------
Issuance of common stock                 30,000     $          300     $     299,700     $                  $     300,000

Net loss for the period
   December 19, 1997 (Inception)
   to November 30, 1998                                                                        (147,567)         (147,567)
                                    -----------     --------------     -------------     --------------     -------------

Balance, November 30, 1998               30,000     $          300     $     299,700     $     (147,567)    $     152,433
                                    ===========     ==============     =============     ==============     =============


The accompanying notes are an integral part of these financial statements.

                         FIRST CAPITAL BANCSHARES, INC.
                      (A Company in the Development Stage)


                            STATEMENT OF CASH FLOWS
       FOR THE PERIOD DECEMBER 19, 1997 (INCEPTION) TO NOVEMBER 30, 1998


CASH FLOWS FROM OPERATING ACTIVITIES--
   Net loss and accumulated deficit                                             $    (147,567)
   Adjustments to reconcile net loss and accumulated deficit to cash provided by operating activities -
        Increase in accounts payable                                                    9,000
                                                                                -------------
        Cash used by operating activities                                            (138,567)

CASH FLOWS FROM INVESTING ACTIVITIES--
   Option on real estate                                                              (15,000)
   Other prepaid costs (relating to purchase of real estate)                           (8,687)
                                                                                -------------
        Cash used by investing activities                                             (23,687)
                                                                                -------------



CASH FLOWS FROM FINANCING ACTIVITIES--
   Prepaid stock issuance costs                                                        (8,145)
   Issuance of common stock                                                           300,000
                                                                                -------------
        Cash provided by financing activities                                         291,855
                                                                                -------------


CASH BALANCE AT END OF PERIOD                                                   $     129,601
                                                                                =============


The accompanying notes are an integral part of these financial statements.

                         FIRST CAPITAL BANCSHARES, INC.
                      (A Company in the Development Stage)


                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION

          First Capital Bancshares, Inc. was formed to organize and own all of the capital stock of First Capital Bank (in organization) (the Bank); together they are herein referred to as "the Company." The organizers of the Company filed an application to charter the Bank as a Capital savings bank with the Office of Thrift Supervision. Provided the necessary capital is raised and the necessary regulatory approvals are received, it is expected that operations will commence in April of 1999.

          The Company plans to raise a minimum of $5,000,000 through an offering of its $.01 par value common stock. The organizers, directors, and members of their immediate families expect to purchase a total of 85,200 shares (including 30,000 shares purchased prior to the offering), at an aggregate purchase price of approximately $852,000.

          Upon the completion of the sale of common stock and the opening of the Bank, incurred organization and pre-opening costs, estimated to be $323,000 ($300,000 for the Bank and $23,000 for the Company), will be charged against the initial period's operating results. Offering expenses, estimated to be approximately $442,160 (consisting principally of direct incremental costs of the stock offering), will be deducted from the proceeds of the offering.


NOTE 2 - LIQUIDITY

          The Company incurred a net loss of $147,567 for the period from inception (December 19, 1997) to November 30, 1998. Activities since inception have consisted of organizational activities necessary to obtain regulatory approvals and to otherwise prepare to commence business as a financial institution.

          At November 30, 1998, the Company had been totally funded by the $300,000 received from the issuance of 30,000 shares of common stock to the Company's organizers.

          Management believes that the level of expenditures is well within the financial capabilities of the organizers and is adequate to meet existing obligations and fund current operations, but commencing banking operations is dependent upon the Company successfully completing the stock offering and obtaining regulatory approval.

          To provide permanent funding for its option, the Company is currently anticipating offering a minimum of 500,000 and a maximum of 720,000 shares of its common stock, $.01 par value, at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by subscribers with their subscriptions will be returned, net of expenses, and the offer will be withdrawn.

                         FIRST CAPITAL BANCSHARES, INC.
                      (A Company in the Development Stage)


                         NOTES TO FINANCIAL STATEMENTS

NOTE 3 - INCOME TAXES

          As of November 30, 1998, the Company has a net operating loss carry forward of $147,567.

          There was no provision (benefit) for income taxes for the period from inception (December 19, 1997) to November 30, 1998, since a 100% valuation reserve is being maintained for the net operating loss carryforward.


NOTE 4 - EMPLOYMENT CONTRACT AND STOCK OPTIONS

          The Company has entered into a three-year employment contract with its President beginning June 4, 1998. The contract provides that the President will receive an initial annual salary of $60,000, which shall be increased to not less than $85,000 per annum on the date the Bank opens. This contract may be extended for additional time periods by mutual agreement of the President and the Company.

          On the date of the closing of the public stock offering or as soon thereafter as an appropriate stock option plan is adopted by the Board, the Company shall grant to the President an option to purchase 8,000 shares of common stock. The stock option agreement will provide that the option will have a ten-year term and will vest over a six-year period (1,000 shares on each of the first three anniversaries of the opening date of the Company, 1,667 shares on the fourth and fifth anniversaries, and 1,666 shares on the sixth anniversary, provided that the President is still employed by the Company on each anniversary and that certain performance goals for such year are met.)

          Annually, the Board of Directors agrees to set performance goals for the Company and may grant to the President a cash bonus at the end of each fiscal year in which such performance goals are met. The amount of any such bonus will be determined by the Board.

          Beginning on the date the Company opens, the Company shall provide the President with a leased automobile with a lease rate not to exceed $400 per month.

NOTE 5 - OPTION ON REAL ESTATE

          As of November 30, 1998, the Company had paid $15,000 for an option to purchase real estate in Bennettsville, South Carolina for the purpose of building its main banking office. The option provides for a purchase price of $350,000 payable in cash and expires March 1, 1999.

                         FIRST CAPITAL BANCSHARES, INC.
                      (A Company in the Development Stage)


                         NOTES TO FINANCIAL STATEMENTS

NOTE 6 - STOCKHOLDERS' EQUITY

          COMMON STOCK - The Company has the authority to issue up to 10,000,000 shares of voting common stock, par value $.01 per share.

          PREFERRED STOCK - The Company has the authority to issue up to 10,000,000 shares of preferred stock, par value $.01 per share. Also, the Company has the right to establish and designate from time to time any part or all of the shares by filing an amendment to the Company's Articles of Incorporation, which is effective without shareholder action, in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of the majority of the shares of common stock, without a vote of the holders of the shares of preferred stock.

          CUMULATIVE VOTING RIGHTS - The Company has elected not to have cumulative voting, and no shares issued by the Company may be cumulatively voted.

          PREEMPTIVE RIGHTS - The stockholders of the Company shall not have any preemptive rights regarding any issuance of the Company's capital stock.

NOTE 7 - DATA PROCESSING

          As of November 30, 1998 the Company has entered into an agreement with Fiserv Solutions, Inc. ("Fiserv") to electronically process the Company's daily transactions. Upon receiving regulatory approval to open the Bank, the Company will have to pay Fiserv approximately $226,000 for computer hardware and software.

          Like many financial institutions, the Company will rely upon computers for the daily conduct of its business and for information processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. Generally, the Company will be relying on software and hardware developed by independent third parties for its information systems.

          The agreement with Fiserv includes a warranty that their system is Year 2000 compliant in all respects. While management believes that the information systems they agreed to acquire, and the network connections that will be maintained, will comply with the Year 2000 requirements, there is a risk that they will not comply as they have been developed by others.

===============================================================================


No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby. If given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder at any time shall under any circumstances create any implication that the information herein is correct at any time after the date hereof.

                           -------------------------

                           -------------------------


UNTIL ____________________, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.





===============================================================================


===============================================================================


                                 720,000 SHARES





                           FIRST CAPITAL BANCSHARES,
                                      INC.


                         A PROPOSED HOLDING COMPANY FOR

                               FIRST CAPITAL BANK
                                   (PROPOSED)



                               (INSERT LOGO HERE)


                                  COMMON STOCK



                                   PROSPECTUS



                             (BANK STOCK LOGO HERE)

                                [DATE OF OFFER]


===============================================================================

                                    PART II


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.   Indemnification of Directors and Officers

          The Company's Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (The "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

          The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 33-8-510 and 33-8-520 of the Corporation Act would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Corporation Act expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

          Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons of the Company and the Bank pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company and the Bank have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

          The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

          The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against him or incurred by him in any such capacity, whether or not the Company would have the power to indemnify him against such liability under the bylaws.

Item 25.   Other Expenses of Issuance and Distribution.

         Estimated expenses (other than underwriting commissions) of the sale of the shares of common stock are as follows:

         Registration Fee                                   $      2,000
         Printing and Engraving                                   15,000
         Legal Fees and Expenses                                  30,000
         Accounting Fees                                           5,000
         Blue Sky Fees and Expenses                               10,000
         Underwriter's expenses and legal fees                    60,000
         Miscellaneous Disbursements                               5,000
                                                            ------------

         TOTAL                                              $    127,000
                                                            ============

Item 26.   Recent Sales of Unregistered Securities.

         From inception, the Company has issued a total of 30,000 shares of its common stock to its organizers. The price per share was $10.00 for a total purchase price of $300,000. There were no underwriting discounts or commissions paid with respect to these transactions. All sales were exempt under Section 4(2) of the Securities Act of 1933.

Item 27.   Exhibits.

3.1.     Articles of Incorporation and all amendments

3.2.     Bylaws

4.1.     See Exhibits 3.1 and 3.2 for provisions in the Company's Articles of
         Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     Form of certificate of common stock

5.1.     Opinion Regarding Legality

10.1.    Letter of Employment dated June 4, 1998, between the Company and J.
         Aubrey Crosland

10.2.    Letter of Employment dated November 2, 1998, between the Company and
         John M. Digby

10.3. Purchase Agreement dated April 20, 1998, between the Company, as buyer, and James B. Connelly, as seller

10.4.    * Form of escrow agreement among the Company, Banc Stock Financial
         Services, Inc. and The Banker's Bank

10.5.    Sales Agency Agreement among the Company and Banc Stock Financial
         Services, Inc.

10.6     * An agreement for software and account processing services dated
         December 7, 1998 with Fiserv Solutions, Inc.

23.1.    Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1.    Power of Attorney (part of signature page to this Registration
         Statement)

27.1.    * Financial Data Schedule (for electronic filing purposes)

* To be filed by amendment.

Item 28. Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 24 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bennettsville, State of South Carolina, on December 18, 1998.

                                         FIRST CAPITAL BANCSHARES, INC.



                                         By:  /s/ J. Aubrey Crosland
                                              ---------------------------------
                                              J. Aubrey Crosland
                                              Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of First Capital Bancshares, Inc. (the "Company"), a South Carolina corporation, for himself and not for one another, does hereby constitute and appoint J. Aubrey Crosland and Lee C. Shortt, and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to cause the same (together with all Exhibits thereto) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                                            Title                      Date
---------                                            -----                      ----

         /s/ Glenn Dowdy
------------------------------------
Glenn Dowdy                                          Director                   December 18, 1998


         /s/ Wylie Cartrette
------------------------------------
Wylie Cartrette                                      Director                   December 18, 1998


         /s/ Dale Hutchins
------------------------------------
Dale Hutchins                                        Director                   December 18, 1998


         /s/ Shoukath Ansari
------------------------------------
Shoukath Ansari                                      Director                   December 18, 1998


         /s/ Paul F. Rush
------------------------------------
Paul F. Rush                                         Director                   December 18, 1998

                                   SIGNATURES


Signature                                            Title                                Date
---------                                            -----                                ----
         /s/ Lee Howell
------------------------------------
Lee Howell                                           Director                             December 18, 1998



         /s/ Lee C. Short
------------------------------------
Lee C. Shortt                                        Director                             December 18, 1998



         /s/ J. Aubrey Crosland
------------------------------------
J. Aubrey Crosland                                   Director, Chief Executive            December 18, 1998
                                                     Officer and President



         /s/ John M. Digby
------------------------------------
John M. Digby                                        Chief Financial Officer              December 18, 1998


By:  /s/ J. Aubrey Crosland
     -------------------------------
     J. Aubrey Crosland
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT           DESCRIPTION
-------           -----------
Item 27.  Exhibits.

3.1.     Articles of Incorporation and all amendments

3.2.     Bylaws

4.1.     See Exhibits 3.1 and 3.2 for provisions in the Company's Articles of
         Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     Form of certificate of common stock

5.1.     Opinion Regarding Legality

10.1.    Letter of Employment dated June 4, 1998, between the Company and J.
         Aubrey Crosland

10.2.    Letter of Employment dated November 2, 1998, between the Company and
         John M. Digby

10.3. Purchase Agreement dated April 20, 1998, between the Company, as buyer, and James B. Connelly, as seller

10.4.    * Escrow agreement among the Company, Banc Stock Financial Services,
         Inc., and The Banker's Bank

10.5.    Sales Agency Agreement among the Company and Banc Stock Financial
         Services, Inc.

10.6     * An agreement for software and account processing services dated
         December 7, 1998 with Fiserv Solutions, Inc.

23.1.    Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1.    Power of Attorney (part of signature page to Registration Statement)

27.1.    * Financial Data Schedule (for electronic filing purposes)
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*  To be filed by amendment.
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